Exhibit 99.1

CEA Industries Inc. Provides Update on Fat Panda Acquisition

Transaction reflects CEA Industries’ strategic evolution and pivotal entry into attractive high-growth vape market

Accelerates Fat Panda’s growth initiatives as central Canada’s largest retailer and manufacturer of e-cigarettes, vape devices and e-liquids

Reiterates expectation for acquisition to close in the first half of 2025

Louisville, Colorado, May 8, 2025 – CEA Industries Inc. (NASDAQ: CEAD, CEADW) (“CEA Industries” or the “Company”), today announced a progress update on its acquisition of Fat Panda Ltd. (“Fat Panda”), a leading central Canadian retailer and manufacturer of nicotine vape products. This transaction and access to the Company’s resources will accelerate Fat Panda’s strategic initiatives and enhance its leadership position in the rapidly evolving Canadian vape market. Notably, this acquisition marks CEA Industries’ entry into the attractive high-growth vape industry, which is benefiting from secular tailwinds.

CEA Industries will help expand Fat Panda’s vertically integrated operations through organic and inorganic growth initiatives while optimizing its retail footprint which includes 33 locations across Manitoba, Ontario, and Saskatchewan. Additionally, Fat Panda operates its own e-commerce platform and offers a comprehensive product lineup, including in-house premium e-liquids and a portfolio of trademarks and intellectual property.

Fat Panda Preliminary 2024 Financial Highlights (Unaudited)

●	Revenue of CAD $38.5 million (USD $28.5 million) increased 14% from CAD $33.8 million (USD $25.4 million) in fiscal 2023

●	Gross Margins of 39% in fiscal 2024 compared to 46% in fiscal 2023

●	Operating Expenses improved 11% to CAD $13.4 million (USD $9.9 million) in fiscal 2024 from CAD $15.1 million (USD $11.3 million) in fiscal 2023

●	Net Income of CAD $1.2 million (USD $0.9 million), an increase of 126% from CAD $0.5 million (USD $0.4 million) in fiscal 2023 after accounting for one time ownership distributions

●	Adjusted EBITDA (before ownership distributions) of CAD $8.0 million (USD $5.9 million), reflecting a 16% year-over-year improvement from CAD $6.8 million (USD $5.1 million) in fiscal 2023

“With the acquisition nearing completion, we are thrilled for this transformative step in our strategic evolution as a public company,” said Tony McDonald, Chairman and CEO of CEA Industries. “As a market-leading vape retailer and manufacturer, Fat Panda offers an extensive network of retail locations and dominant market share in central Canada. Their vertically integrated operations, robust e-commerce presence, and experienced management create a compelling opportunity. Further, this transaction positions us strategically to capitalize on the fastest-growing segment of the nicotine market, enhancing our competitive advantages. With Fat Panda’s proven track record of resilience, scalability, and double-digit growth, we are confident that combining their solid foundation with CEA’s resources will drive accretive growth and deliver meaningful long-term value to our shareholders.”

The Company continues to expect to complete the acquisition in the first half of 2025, subject to certain customary closing conditions described below.

Acquisition Disclaimers

Completion of the acquisition is subject to a number of conditions, which include the preparation and delivery of the Fat Panda companies audited and unaudited interim consolidated financial statements, satisfaction of the financial condition of Fat Panda, completion of due diligence by the Company, receipt of all necessary government approvals and licenses, and continuation and reformation of the various retail location leases. The Company is permitted to waive one or more of the closing conditions. Completion is also subject to the Company obtaining satisfactory financing for a portion of the cash purchase price. The acquisition agreement also provides for the selling persons to make representations and warranties and undertake certain covenants about many aspects of the business of Fat Panda that shall be true and correct and performed at or prior to closing. The representations, warranties and covenants are those that are typical in relation to the acquisition of an operating business. The Company has also made certain representations, warranties and covenants, the principal one of which is to obtain financing for a part of the purchase price, which if not obtained will permit the Company to terminate the purchase agreement.

About CEA Industries Inc.

CEA Industries Inc. (www.ceaindustries.com) provides a suite of complementary and adjacent offerings to the controlled environment agriculture industry. The Company’s comprehensive solutions, when aligned with industry operators’ product and sales initiatives, support the development of the global ecosystem for indoor cultivation.

Forward Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect our current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to our SEC filings for a more detailed discussion of the risks and uncertainties associated with our business, including but not limited to the risks and uncertainties associated with our business prospects and the prospects of our existing and prospective customers; the inherent uncertainty of product development; regulatory, legislative and judicial developments, especially those related to changes in, and the enforcement of, cannabis laws; increasing competitive pressures in our industry; and relationships with our customers and suppliers. Except as required by the federal securities laws, we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to CEA’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

Non-GAAP Financial Measures

To supplement our financial results on U.S. generally accepted accounting principles (“GAAP”) basis, we use non-GAAP measures including net bookings and backlog, as well as other significant non-cash expenses such as stock-based compensation and depreciation expenses. We believe these non-GAAP measures are helpful in understanding our past performance and are intended to aid in evaluating our potential future results. The presentation of these non-GAAP measures should be considered in addition to our GAAP results and are not intended to be considered in isolation or as a substitute for financial information prepared or presented in accordance with GAAP. We believe these non-GAAP financial measures reflect an additional way to view aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

Investor Contact:

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

info@ceaindustries.com

(720) 330-2829